Exhibit 99.1

American Physicians Service Group, Inc.

Reports Record Annual Results:  275% increase in EPS;  64% increase in Book Value per Share

AUSTIN, TEXAS, March 10, 2008 – American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) today announced results for the quarter and year ended December 31, 2007.  For the three months ended December 31, 2007, revenues were $22,785,000 compared to $10,822,000 for the same period last year.  Net earnings were $6,005,000 or $.82 per diluted share, compared to $1,625,000 or $.56 per diluted share, in the same period last year.  For the year ended December 31, 2007, revenues were $84,403,000 compared to $33,564,000 in the prior year.  Net earnings were $23,273,000 or $4.09 per diluted share, compared to $3,194,000 or $1.09 per diluted share in 2006.

Ken Shifrin, APS’ Chairman of the Board, stated, “As the numbers dramatically indicate, we had a successful conclusion to an historic year.  During 2007 we acquired American Physicians Insurance Company (“API”), effectively transforming ourselves from an insurance management company to a fully integrated insurance company.  Soon after the acquisition, we raised $35 million in a secondary stock offering, which allowed us to strengthen the surplus of API and gave us additional capital to pursue our expansion plans.  With the new surplus, API was able to seek and receive its first ever A.M. Best rating, an ‘Excellent’ or ‘A-’, which we believe will be a real positive  as we pursue  growth  in our pursuit of both new and existing markets.”

Tim LaFrey, President of APS, added, “We continue to experience a favorable claims environment as a result of tort reform and strong underwriting discipline. However, our loss reserves remain conservatively positioned at the upper end of the actuarial range. We also continue to conservatively manage our investment portfolio. As we have said previously, we hold no sub-prime mortgage securities, but the depth of the housing crisis has also affected investment grade Alt-A mortgage-backed securities and we recorded a $1.4 million write down on such securities in the fourth quarter. Since the beginning of the fourth quarter, and continuing through today, we have reduced our holdings of Alt-A securities by $3.2 million, realizing a modest gain and mitigating future risks from the securities.  I would be remiss not to mention the successes of our insurance staff, whose quality service can be credited for the 91% retention rate we enjoyed in 2007, and the outstanding performance of our financial services segment, which delivered a return of over 150% on their average invested capital in 2007.”

Mr. Shifrin concluded, “The successful results Tim mentioned enabled us to continue to improve our already strong balance sheet.  At year end, shareholders’ equity had grown to almost $124 million from less than $30 million a year earlier.  Book value per share, likewise, increased from $10.49 to $17.19 over that time period.  Our cash and investments increased from approximately $27 million to approximately $223 million and our only debt is approximately $8.5 million of redeemable preferred stock, which we issued in the acquisition of API.  As always, our goal is to transfer this success to increased value for our shareholders and we look forward to continuing to do so in 2008.”

APS is an insurance and financial services firm with subsidiaries which provide medical malpractice insurance for physicians and other healthcare professionals and brokerage and other investment services to institutions and high net worth individuals.  The Company is headquartered in Austin, Texas, and maintains offices in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request from the Company’s investor relations department.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA

(in thousands, except per share data)	December 31,	December 31,
	2007	2006
Assets

Investments	$204,802	$21,057
Cash and cash equivalents	18,391	4,242
Premium and maintenance fees receivable	15,946	-
Reinsurance recoverables	24,554	-
Deferred policy acquisition costs	2,514	-
Deferred tax assets	7,402	1,321
Goodwill	-	1,247
Property and equipment, net	350	276
Intangible assets	1,045	280
Federal income tax receivable	1,957	-
Prepaid and other assets	5,837	7,853

Total assets	$282,798	$36,276

Liabilities

Reserve for loss and loss adjustment expense	$101,606	$-
Unearned premiums and maintenance fees	35,417	-
Funds held under reinsurance treaties	4,651	-
Trade accounts payable	996	2,228
Accrued expenses and other liabilities	7,594	4,323
Federal income tax payable	-	136
Mandatorily redeemable preferred stock	8,554	-

Total liabilities	158,818	6,687

Minority interest	-	21

Total shareholders' equity	123,980	29,568

Total liabilities & shareholders' equity	$282,798	$36,276

Shares outstanding	7,214	2,818

Book value per share	$17.19	$10.49

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA

(UNAUDITED)

(in thousands, except share data)	Three months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
REVENUES
Gross premiums written	$12,836	$-	$50,120	$-
Premiums ceded	891	-	4,813	-
Change in unearned premiums	4,235	-	1,106	-

Net premiums earned	$17,962	$-	$56,039	$-

Investment income, net of investment expense	2,950	228	8,693	915
Realized capital gain (loss), net	(1,597)	64	(5,256)	155
Management service and other revenue	37	4,172	3,871	15,644
Financial services	3,433	6,358	21,056	16,850

Total revenues	22,785	10,822	84,403	33,564

EXPENSES
Loss and loss adjustment expenses	5,909	-	13,695	-
Other underwriting expenses	2,801	-	8,210	-
Management service expenses	-	2,714	3,823	11,262
Financial services expenses	3,431	4,838	19,030	15,157
General and administrative expenses	1,659	685	5,459	2,106
Impairment of goodwill	-	-	1,247	-

Total expenses	13,800	8,237	51,464	28,525

Federal income tax expense	2,980	956	11,929	1,839
Minority interests	-	4	1	6
Extraordinary gain, net of tax	-	-	2,264	-

Net income	$6,005	$1,625	$23,273	$3,194

Diluted income per share:
Net income before extraordinary gain	$0.82	$0.56	$3.69	$1.09
Extraordinary gain	-	-	0.40	-

Net income	$0.82	$0.56	$4.09	$1.09

Diluted weighted average shares outstanding	7,316	2,926	5,695	2,933

SELECTED INSURANCE DATA FOR API, pre and post merger

Claims History

	Claims Reported	Open Claims
Date	in the Quarter	at Quarter End
December 31, 2007	128	740
September 30, 2007	89	746
June 30, 2007	84	822
March 31, 2007	113	848
December 31, 2006	102	808
September 30, 2006	160	770
June 30, 2006	143	710
March 31, 2006	106	665
December 31, 2005	84	705
September 30, 2005	99	756
June 30, 2005	78	812

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Vice President - Finance

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, C-300

Austin, Texas  78746 - (512) 328-0888